Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI to Provide Information to GSA Regarding
Department of Interior Contract
Work Performed for U.S. Army in Iraq

Arlington, Va., May 27, 2004 - CACI International Inc (NYSE: CAI) has been informed by the U.S. General Services Administration ("GSA") that it has questions concerning the contract instrument used to procure services requested by the U.S. Army for work in Iraq. The subject Delivery Orders were issued by the Department of Interior at Ft. Huachuca under GSA Schedule Group 70 (Information Technology).

The GSA has requested that CACI provide information to aid in its determination whether CACI should remain eligible for future government contracts. CACI is cooperating fully with all government inquiries, and will promptly provide the GSA with the requested information.

Dr. J.P. London, the Company's Chairman and Chief Executive Officer, said, "CACI does not knowingly violate procurement regulations. If however, CACI has used the GSA Schedule inappropriately, we will take immediate action to rectify the situation. We remain committed to the full investigation and resolution of these matters."

The company stated that its U.S. Army clients continue to convey their satisfaction with the services being provided by CACI on these projects and have requested CACI's continued support.

CACI acquired this GSA Schedule Contract as part of the assets it acquired from Premier Technology Group, Inc in May, 2003. As background, the Directorate of Contracting, Fort Huachuca, Arizona, awarded a Blanket Purchase Agreement (BPA) to Premier Technology Group against the GSA Schedule Group 70 (Information Technology) in September, 1998. The BPA was transferred to the National Business Center (NBC), Department of Interior on January 14, 2001 and was extended for an additional five years by NBC. The BPA was modified on July 31, 2003 to reflect the acquisition by CACI.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com